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                                                                       Exhibit 4


March 26, 1997

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:       General Binding Corporation
          Commission File No. 0-2604
          Form 10-K for the fiscal year ended December 31, 1996
          Item No. 14(a)(3)

To whom it may concern:

This letter is to advise you that General Binding Corporation hereby consents to provide you, upon written request, copies of its long-term loan agreements which contain certain restrictive covenants and define the rights of security holders. Copies of any such loan agreement will be supplied to you within 10 days upon receipt of request.



Sincerely,

GENERAL BINDING CORPORATION

Edward J. McNulty

Edward J. McNulty
Vice President and
Chief Financial Officer



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